                                                                    EXHIBIT 99.1

                                                Media Inquiries: 312/606-4356
                                                Investor Relations: 312/606-4125



               USG CORPORATION REPORTS FIRST QUARTER NET SALES OF
                   $862 MILLION AND NET EARNINGS OF $6 MILLION
          Quarterly earnings include charge under a new accounting rule

         CHICAGO, April 24, 2003 -- USG Corporation (NYSE:USG), a leading building products company, today reported first quarter net sales of $862 million and net earnings of $6 million. Diluted earnings per share for the first quarter of 2003 were $0.13. Net earnings included an after-tax charge of $16 million, or $0.37 per share, related to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations."
          "USG achieved solid results in the first quarter," reported USG Corporation Chairman, President and CEO William C. Foote. "Demand for most of our products and services continued to be strong and USG's operating units remained focused on implementing their plans for improving customer service, increasing operating efficiencies and growing their businesses. We did face significantly higher energy costs during the quarter, but we were able to partially offset their negative impact with productivity improvements and our energy hedging program.



                                     -more-

USG CORPORATION REPORTS FIRST QUARTER RESULTS/2

         "For the remainder of the year, we still expect demand for gypsum wallboard to remain strong, supported by a healthy housing market. Challenges include a weak commercial construction market and cost pressures in several areas. As evidenced by our performance in this environment, our plans are serving us well and we will stay the course in building a stronger USG," concluded Foote.
         Net sales in the first quarter increased by $33 million, or 4 percent, versus the $829 million achieved in the first quarter of 2002. The first quarter net earnings of $6 million, or $0.13 per share, compared with a net loss of $70 million, or a net loss of $1.62 per share, in the same period a year ago.
         Results in both periods included charges related to adoption of accounting standards. Included in the first quarter of 2003 was an after-tax charge of $16 million, or $0.37 per share, related to the adoption of SFAS No.
143. This standard requires the recording of the fair value of a liability for asset retirement obligations. The Corporation's asset retirement obligations include reclamation activities related to assets such as quarries, mines and wells. Included in the first quarter of 2002 was a $96 million, or $2.22 per share, non-cash, non-taxable charge related to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets." Earnings before the effects of these charges were $22 million, or $0.50 per share, in the first quarter of 2003, and $26 million, or $0.60 per share, in the first quarter of 2002. See the attached Consolidated Statement of Earnings for a reconciliation of net earnings or loss before and after these accounting charges.

NORTH AMERICAN GYPSUM

         USG's North American Gypsum business recorded first quarter 2003 net sales of $542 million and operating profit of $38 million, an increase of 3 percent and a decline of 34 percent, respectively, from the first quarter of 2002.




                                     -more-

USG CORPORATION REPORTS FIRST QUARTER RESULTS/3

         United States Gypsum Company realized first quarter 2003 net sales of $496 million and operating profit of $30 million. Net sales increased by $13 million and operating profit declined by $16 million compared to the first quarter of 2002. Most of the decline in U.S. Gypsum's operating profit came from an increase in the cost of producing the company's Sheetrock(R) brand gypsum wallboard. The increase was primarily due to higher energy costs. Energy is a major component of wallboard cost and spot prices for natural gas, the major source of energy in the manufacturing process, were nearly three times higher in the first quarter than during the same period a year ago. Higher waste paper prices also contributed to the higher wallboard production costs in the quarter.
         U.S. Gypsum's nationwide average realized price of wallboard was $97.13 per thousand square feet during the first quarter, an increase of $1.29 per thousand square feet compared to the first quarter last year. However, the first quarter's average price was less than the $102.98 realized in the fourth quarter of 2002, reflecting the effects of lower demand from both normal seasonal factors and harsher-than-usual winter weather in certain parts of the country. The company has announced a 10 percent price increase on all its gypsum wallboard products for early May.
         U.S. Gypsum's shipments in the first quarter totaled 2.5 billion square feet, 3 percent lower than the very strong level experienced in the first quarter of 2002. Shipments in the first quarter last year were the second highest level of quarterly shipments in the company's history.
         During the first quarter, U. S. Gypsum continued to grow sales of its complementary products. The company achieved record first quarter shipments of its Sheetrock brand joint compounds and Durock(R) brand cement board products. To accommodate this growth and improve service, the company has recently added production capacity for both products,


                                     -more-

USG CORPORATION REPORTS FIRST QUARTER RESULTS/4

including a new joint compound manufacturing facility in Glendale, Arizona, and a new cement board production line at its Baltimore, Md., gypsum plant.
         The gypsum division of Canada-based CGC Inc. reported first quarter 2003 net sales of $57 million and operating profit of $5 million. Net sales increased by $7 million while operating profit declined by $1 million compared to the first quarter of 2002. Sales improved largely due to higher realized selling prices for, and increased shipments of, Sheetrock brand gypsum wallboard. Operating profit was adversely impacted by higher energy costs.

WORLDWIDE CEILINGS

         USG's Worldwide Ceilings business reported first quarter net sales of $147 million, a decrease of $1 million compared to the first quarter of 2002. Both the domestic and international ceilings businesses continued to experience weak market conditions amid declining commercial construction activity. However, operating profit in the first quarter of 2003 was $8 million, an increase of $3 million compared to the same period last year.
         USG's domestic ceilings business, USG Interiors, reported an operating profit of $6 million compared with $7 million in the first quarter of 2002. Profitability declined primarily due to the impact of higher energy prices and reduced volumes compared to the first quarter of 2002. This business continues to be challenged by a soft commercial construction market. In response, USG Interiors has focused on enhancing its service and product offerings to customers and managing costs.
          USG International reported a profit of $1 million compared with a loss of $3 million in last year's first quarter. As previously reported, the unit closed its Belgium ceiling tile plant in the fourth quarter last year and took other actions to improve profitability. Operating profit of $1 million for the ceilings division of CGC Inc. was the same as last year's first quarter.


                                     -more-

USG CORPORATION REPORTS FIRST QUARTER RESULTS/5

BUILDING PRODUCTS DISTRIBUTION

         L&W Supply, USG's building products distribution business, reported first quarter 2003 net sales of $295 million compared to $275 million in the same period a year ago. The 7 percent increase in sales was due to higher sales of both wallboard and complementary building products. Operating profit was $8 million in the first quarter of 2003, an increase of $1 million versus the first quarter of 2002, reflecting the improved sales level.
         L&W Supply operates 181 locations in the U.S. that distribute gypsum wallboard, metal studs, ceiling tile and grid, and other related building materials.

OTHER CONSOLIDATED INFORMATION

         First quarter 2003 selling and administrative expenses totaled $80 million, a decrease of $2 million, or 2 percent, year-over-year. Selling and administrative expenses as a percent of net sales were 9.3 percent, down from
9.9 percent in the comparable 2002 period.
         USG incurred Chapter 11 reorganization expenses of $2 million in the first quarter of 2003 and 2002. For both periods, this consisted of $4 million in legal and financial advisory fees, partially offset by bankruptcy-related interest income of $2 million. Under AICPA Statement of Position 90-7 ("SOP 90-7"), "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," interest income on USG's bankruptcy-related cash is offset against Chapter 11 reorganization expenses.
         Interest expense of $1 million was recorded in the first quarter of 2003 and 2002. Under SOP 90-7, virtually all of USG's outstanding debt is classified as liabilities subject to compromise, and interest expense on this debt has not been accrued or recorded since USG's bankruptcy filing. Contractual interest expense not accrued or recorded on pre-petition debt totaled $18 million in the first quarter of 2003 and 2002. From the date of USG's bankruptcy




                                     -more-

USG CORPORATION REPORTS FIRST QUARTER RESULTS/6

filing through March 31, 2003, contractual interest expense not accrued or recorded on pre-petition debt totaled $133 million.
         As of March 31, 2003, USG had $768 million of cash, cash equivalents and marketable securities on a consolidated basis, down from $830 million as of December 31, 2002. The decrease was largely attributable to cash used to fund seasonal working capital needs and payments associated with employee benefit and compensation plans. Capital expenditures in the first quarter of 2003 were $17 million compared with $15 million in the corresponding 2002 period.
         As of March 31, 2003, USG had a $100 million line of credit under a debtor-in-possession financing facility. Of this total, $16 million supported standby letters of credit and $84 million was unused.

CHAPTER 11 REORGANIZATION

         On June 25, 2001, USG Corporation and 10 of its subsidiaries (the "Debtors") filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. This action was taken to resolve asbestos-related claims in a fair and equitable manner, to protect the long-term value of USG's businesses and to maintain their leadership positions in their markets. The Chapter 11 cases are being jointly administered as In re: USG Corporation et al. (case no. 01-2094).
         During the first quarter of 2003, there were several developments in USG's bankruptcy case. January 15 was the bar date, or deadline, for filing all claims other than asbestos-related personal injury claims against the Debtors. An initial review of the claims filed by the bar date suggests that many are duplicates of other proofs of claim or of liabilities previously scheduled



                                     -more-

USG CORPORATION REPORTS FOURTH QUARTER RESULTS/7

by the Debtors. In addition, many claims were filed against multiple Debtors or against the wrong Debtor. The Debtors will continue evaluating the claims, but at this time, it is not possible to determine if any change is required to our estimate of the liability for these claims.
         On February 19, a federal judge in USG's case issued a Memorandum Opinion and Order setting forth a procedure for estimating the Debtors' liability for asbestos personal injury claims alleging cancer. The procedure will not address non-malignant claims at this time. Pursuant to the court order, on March 21, the Debtors submitted to the court a proposed timetable for a bar date for cancer claims, a proposed proof of claim form, and a plan for providing notice of the bar date. The court has not yet ruled on the Debtors' proposal.
          "While these developments represent important progress in our case, much still remains to be done. We plan to continue our efforts to keep our Chapter 11 reorganization moving forward," stated Foote.
         USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution.

                                      # # #

This report contains forward-looking statements related to management's expectations about future conditions. The effects of the Chapter11 reorganization of USG and its principal domestic subsidiaries and the conduct, outcome and costs of the Chapter 11 reorganization, as well as the ultimate costs associated with the Corporation's asbestos litigation, may differ from management's expectations. Actual business or other conditions may also differ significantly from management's expectations and accordingly affect the Corporation's sales and profitability or other results. Actual results may differ due to various other factors, including economic conditions such as the levels of construction activity, interest rates, currency exchange rates and consumer confidence; competitive conditions such as price and product competition; shortages in raw materials; increases in raw material and energy costs; and the unpredictable effects of the global war on terrorism upon domestic and international economies and financial markets. The Corporation assumes no obligation to update any forward-looking information contained in this report.

                                USG CORPORATION
                      CONSOLIDATED STATEMENTS OF EARNINGS
                  (dollars in millions except per share data)
                                  (Unaudited)

                                                                     Three Months
                                                                    ended March 31,
                                                         -----------------------------------
                                                              2003                 2002
                                                         -------------        --------------
Net sales                                                       $ 862                 $ 829

Cost of products sold                                             745                   697

Selling and administrative expenses                                80                    82

Chapter 11 reorganization expenses                                  2                     2
                                                         -------------        --------------

Operating profit                                                   35                    48

Interest expense                                                    1                     1

Interest income                                                    (1)                   (1)

Other expense, net                                                  -                     1
                                                         -------------        --------------

Earnings before income taxes and
cumulative effect of accounting changes                            35                    47

Income taxes                                                       13                    21
                                                         -------------        --------------

Earnings before cumulative effect
of accounting changes                                              22                    26

Cumulative effect of accounting changes                           (16)                  (96)
                                                         -------------        --------------

Net earnings (loss)                                                 6                   (70)
                                                         =============        ==============


Earnings (loss) per common share:

  Basic and diluted before cumulative effect
  of accounting changes                                          0.50                  0.60

  Cumulative effect of accounting changes                       (0.37)                (2.22)
                                                         -------------        --------------

  Basic and diluted                                              0.13                 (1.62)
                                                         =============        ==============


Other Information:
Depreciation, depletion and amortization                           25                    26
Capital expenditures                                               17                    15
Dividends paid per common share                                     -                     -

Average common shares                                      43,137,883            43,354,025
Average diluted common shares                              43,137,883            43,354,025

                                USG CORPORATION
                             CORE BUSINESS RESULTS
                             (dollars in millions)
                                  (Unaudited)


                                                                    NET SALES                   OPERATING PROFIT (LOSS)
--------------------------------------------------------------------------------------------------------------------------
THREE MONTHS ENDED MARCH 31,                                   2003             2002              2003               2002
--------------------------------------------------------------------------------------------------------------------------
NORTH AMERICAN GYPSUM:
U.S. Gypsum Company                                          $ 496             $ 483              $ 30               $ 46
CGC Inc. (gypsum)                                               57                50                 5                  6
Other subsidiaries*                                             28                30                 3                  6
Eliminations                                                   (39)              (38)                -                  -
--------------------------------------------------------------------------------------------------------------------------
Total                                                          542               525                38                 58
--------------------------------------------------------------------------------------------------------------------------

WORLDWIDE CEILINGS:
USG Interiors, Inc.                                            110               111                 6                  7
USG International                                               40                42                 1                 (3)
CGC Inc. (ceilings)                                             10                10                 1                  1
Eliminations                                                   (13)              (15)                -                  -
--------------------------------------------------------------------------------------------------------------------------
Total                                                          147               148                 8                  5
--------------------------------------------------------------------------------------------------------------------------

BUILDING PRODUCTS DISTRIBUTION:
L&W Supply Corporation                                         295               275                 8                  7
--------------------------------------------------------------------------------------------------------------------------

Corporate                                                        -                 -               (18)               (20)
Chapter 11 reorganization expenses                               -                 -                (2)                (2)
Eliminations                                                  (122)             (119)                1                  -
--------------------------------------------------------------------------------------------------------------------------
Total USG Corporation                                          862               829                35                 48
--------------------------------------------------------------------------------------------------------------------------

*Includes USG Mexico, S.A. de C.V., a building products business in Mexico, Gypsum Transportation Limited, a shipping company in Bermuda, and USG Canadian Mining Ltd., a mining operation in Nova Scotia.

                                USG CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                             (dollars in millions)
                                  (Unaudited)


                                                                AS OF                  AS OF
                                                              MARCH 31,             DECEMBER 31,
                                                                2003                    2002
                                                            -------------          -------------
ASSETS
Current Assets:
Cash and cash equivalents                                          $ 592                  $ 649
Short-term marketable securities                                      47                     50
Receivables (net of reserves - $17 and $17)                          355                    284
Inventories                                                          286                    270
Income taxes receivable                                               14                     14
Deferred income taxes                                                 49                     49
Other current assets                                                  73                     77
                                                            -------------          -------------

Total current assets                                               1,416                  1,393

Long-term marketable securities                                      129                    131
Property, plant and equipment (net of accumulated
depreciation and depletion - $733 and $701)                        1,789                  1,788
Deferred income taxes                                                197                    199
Other assets                                                         106                    106
                                                            -------------          -------------

Total Assets                                                       3,637                  3,617
                                                            =============          =============


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable                                                     199                    170
Accrued expenses                                                     192                    243
Income taxes payable                                                  23                     25
                                                            -------------          -------------

Total current liabilities                                            414                    438

Long-term debt                                                         2                      2
Other liabilities                                                    398                    370
Liabilities subject to compromise                                  2,271                  2,272

STOCKHOLDERS' EQUITY:
Preferred stock                                                        -                      -
Common stock                                                           5                      5
Treasury stock                                                      (258)                  (257)
Capital received in excess of par value                              413                    412
Accumulated other comprehensive loss                                 (21)                   (32)
Retained earnings                                                    413                    407
                                                            -------------          -------------

Total stockholders' equity                                           552                    535
                                                            -------------          -------------

Total Liabilities and Stockholders' Equity                         3,637                  3,617
                                                            =============          =============